CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Advanced Series Trust of our report dated February 20, 2024, relating to the financial statements and financial highlights, which appears in AST J.P. Morgan Fixed Income Central Portfolio, AST PGIM Fixed Income Central Portfolio, AST T. Rowe Price Fixed Income Central Portfolio and AST Target Maturity Central Portfolio’s Annual Report on Form N-CSR for the year ended December 31, 2023.

We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 30, 2024